Exhibit 4.45

English Translation

Merchandise Sale Contract

Party A: Vipshop (China) Co. Ltd.

Party B: Mecox Lane E-Commerce (Shanghai) Co., Ltd.

Contract No. J4332-C10

Merchandise Sale Contract

Party A: Vipshop (China) Co. Ltd.

Address: No. 20-6 Huahai Street, Fangcun, Liwan District Guangzhou

Party B: Mecox Lane E-Commerce (Shanghai) Co., Ltd.

Address: Floor 22, Building 20, Gem Garden Building, No. 487 Tianlin Road, Shanghai

In light of the actual needs of both parties and in accordance with the Contract Law of the People’s Republic of China and Law of Product Quality and other relevant laws and rules, this Contract is entered into by and between Party A and Party B with regard to sale of merchandise by Party B to Party A on the principles of honesty, credit, reciprocity and mutual benefit.

Article I. Nature and Status of the Contracting Parties

1.1           Party A is an enterprise legal person with qualification for commodity operation that is incorporated and registered with administration of industry and commerce. Party A is able to provide Party B with the evidence documents of its contracting party qualification at the time of execution of the Contract.

1.2           Party B is an enterprise legal person with qualification of legal operation and right of disposal at its own discretion on the brand commodity sold to Party A. Party B shall provide Party A with the evidence documents of its contracting party qualification at the time of execution of the Contract, legal evidence of the source of the provided commodities and quality certification of such commodities. Party B shall be responsible for the authentication and legality of the evidence documents it provides and in case it is found that such documents Party B presents or provides is false, invalid or expired, Party B shall compensate all economic losses that Party A incurs and Party A shall have right to cancel this Contract.

1.3           Party B guarantees that all commodities it sells to Party B are from legal sources, free from infringement upon any intellectual property rights or other rights of a third party. It also guarantees that Party A’s sale of such commodities will not result in infringement upon any other third party or hinder Party A’s sale activities.

1.4           Party B authorizes Party A to sell products in each sale schedule at its own discretion during the contract term, with details in sale schedules to be determined through negotiation between both parties. Both parties shall have obligation to guarantee that scheduled sale shall be conducted at the confirmed sale period. In case of special situations resulting in change in sale period, confirmation through negotiation between both parties shall be needed.

Article II. Supply of Commodities

2.1           Party A will, in light of its operation demands, request Party B to provide List of Commodities to be Selected from time to time and Party B shall render in a timely manner. List of Commodities to be Selected shall indicate the commodity information based on the different natures of the commodities, including without limitation commodity brands, article number, bar code, name, sizes, gender, commodity description, color, supply price, retail price for salable product, volume available, material, look-up table of detailed size and instruction etc.

2.2           After Party A confirms the commodities to be sold and preliminarily determines the sale schedule with Party B based on the List of Commodities to be Selected provided by Party B, Party B shall deliver the sample of each commodity that has been preliminarily selected by Party A to the receiving place designated by Party A.

2.3           Party A will finally determine the commodities that Party B will supply based on the commodity sample provided by Party B and prepare the List of Commodities to be Purchased to Party B. Party B shall make confirmation by affixing its official seal and send back to Party A within three working days upon receipt of the List of Commodities to be Purchased. In case Party A has not received the List of Commodities to be Purchased confirmed by Party B by affixing its official seal within five working days after sending the List of Commodities to be Purchased, or Party B alters any contents in the List of Commodities to be Purchased without authorization, Party A shall have right to reject and cancel the sale for such schedule, with damage arising herefrom to be borne by Party B.

2.4           Commodities provided by Party B shall be consistent with the samples in quality and shall comply with the quality standard for the same type of commodity. Samples shall be provided only for testing and therefore are not covered in the supply scope, and shall be returned to Party B after the completion of sale and settlement of such commodities with no disputes with regard to performance of this Contract between both parties provided that Party A’s returning of samples shall not constitute release Party B’s liabilities.

Article III. Delivery and Acceptance of Commodities

3.1           Party B shall deliver the commodities that are set forth in List of Commodities to be Purchased in strict accordance with the delivery place and time as agreed; otherwise, Party A shall have right to reject the commodities and cancel such sale schedule.

3.2           Party B shall, within two (2) working days before delivery, provide Party A with detailed shipment list, packing list and logistics consignment and other shipment information for convenience of acceptance by Party A, with details as follows:

1.              Details of shipment list and packing list shall be made in both paper and electronic versions. Packing list of paper version must be enclosed in each pack, indicating the pack number and packing details. Each pack shall have a detailed packing list. If packing information is summarized in a packing list and enclosed in one pack, the pack number shall be indicated;

2.              Logistics consignment shall include name of the entrusted logistic company, logistics number, total pack number of commodities, scheduled delivery time. In case Party B delivers by itself, the plate number of the delivering truck, and the identity and contact information of the driver shall be provided.

3.3           Party A or the consignee designated by Party A shall have right to reject any and all commodities that are violating this Contract and List of Commodities to be Purchased. Party B shall return such commodities unconditionally and timely at its own expense for shipment and liabilities.

3.4           As for the commodities to be supplied, Party B shall make delivery based on the schedule agreed by both parties and shall have provided delivery information to Party A. In case no delivery information is notified to Party A in advance, Party A shall have right to reject the commodities. In case the delivery time is brought forward or postponed for special reasons, it shall contact Party A’s relevant staffs in advance so that Party A may reasonably arrange logistics and warehousing staffs to make acceptance and arrange subsequent work.

3.5           Risks relating with the commodities (including but not limited to loss, damage or deterioration) shall be transferred to Party A after they are delivered to the delivery place and accepted by Party A.

Article IV.  Quality Requirements, Standards for Packing and Acceptance

4.1           The commodities shall meet the following quality requirements:

4.1.1                     The commodities shall not endanger the personal and property safety and shall comply with the national and industrial standards on human health, personal and property safety.

4.1.2                     The commodities shall have the use performance that they shall have; defects that may exist in use performance shall be indicated.

4.1.3                     The commodities shall comply with the product standards adopted for the commodities that are indicated on the commodities or the packages, comply with the quality status indicated on the advertisement, product instruction, physical sample.

4.2           Identity on the products or product package shall be true and comply with the following requirements:

4.2.1                     Products shall have product quality inspection certificate.

4.2.2                     Product name, name and address of manufacturer in Chinese shall be marked.

4.2.3                     Specification and class of the product shall be indicated in accordance with the features and use requirements of the products; names and content of the main components shall be indicated in Chinese. If consumers shall be informed in advance, relevant information shall be indicated on the exterior package or provided to the consumers with in advance.

4.2.4                     In case of products with limited use period, manufacture date, safe use period or expiry date shall be indicated on the noticeable place.

4.2.5                     In case of products where improper use may cause damage to the products per se or endanger personal or property safety, they shall have warning marks or Chinese warning text.

4.3           Party B shall guarantee that there is not any of the following fraud actives:

4.3.1                     adulterate or mingle with impurities, or use the defective, substandard products as authentic, quality products, or use non-conforming products as conforming products.

4.3.2                     Produce commodities that have been officially eliminated by the State;

4.3.3                     forge the origin of a product, forge or falsely use another producer name and address;  forge or falsely use another producer authentication marks, famous-and-excellent-product marks or other product quality marks.

4.3.4                     In case the sold commodities shall be inspected or quarantined, fail to have commodities inspected or quarantined or forge the inspection or quarantine certification.

4.4           Party B guarantees that in case it finds serious defects in the commodities or services it provides, which may cause personal or property safety even when such commodities or services are properly used or received, it will inform Party A immediately and take measures to prevent damage, including but not limited to recall of the said commodities or services.

4.5           Information with respect of the commodities or service provided by Party B to the consumers shall be authentic, free from misunderstanding false advertising. Party B shall not release false advertisement to cheat or mislead the consumers or have activities that damage the legitimate rights and interest of consumers buying the commodities or receiving the service.

4.6          Commodities Party B provides, if they are food, shall comply with the sanitation standards; if they are main or accessory food specially provided for infants, shall comply with standards for nutrients and sanitation; if they are food additives, food containers, packing materials and utensils, equipment for food, detergent, disinfectors shall comply with the sanitation standards and provisions of administrative measures on sanitation.

4.7           Commodities Party B provides shall not infringe patent of others or infringe upon the patent rights of others by passing off a non-patent product as a patent product, or passing non-patented method off as a patented method.

4.8           Commodities Party B provides shall not infringe copy right or other rights relating herewith of others.

4.9           Party B guarantees that the commodities it provides are all salable products, free from any passing off, infringement upon the exclusive rights of registered trademarks and the source of commodities are legal, authentic and does not violate any laws and rules.

4.10    All commodities Party B provides shall be printed with bar codes and Chinese identity complying with the stipulations of the State. Before delivering the commodities to the delivery place designated by Party A, Party B shall have printed or pasted on the exterior packages of the commodities bar codes complying with the provisions of the State. In case Party B fails to make delivery to the delivery place designated by Party A or fails to complete the above work, Party A will have right to reject the commodities.

4.11    All commodities Party B provides shall be clean, tidy, good in packaging and marketable. No delivery shall be made with broken package or moisture or faded color. As for commodities with quality guarantee period, in case of quality guarantee period exceeding six months, the remaining quality guarantee period when Party B delivers its commodities to the receiving place designated by Party A shall not be less than a half of the stipulated quality guarantee period; or in case of quality guarantee period less than six months, the remaining quality guarantee period shall not be less than two thirds of the stipulated quality guarantee period; otherwise, Party A shall have right to reject such commodities.

4.12    Commodities of Party B shall be delivered with the same types in the same pack. In case the commodities of the same type are too many to be packed in the same pack, they must be packed in the neighboring packs with indicated the number of neighboring packs for the same type; in case the commodities of the same type are too few and have to be mixed with other types, indication must be clearly made on the packing list and the exterior packs.

4.13    No signs, prices previously appearing at other stores or in any sale channels shall appear on the commodities, brands or exterior packs; price tags shall not be overlapped; or pasted by mistake. In case Party B fails to handle the previous price tags or overlap or paste the same by mistake or in case of any sign or defects that are sufficient to impact on Party A’s business reputation, and hence result in negative misunderstanding of the consumers on the commodities sold by Party A, damage Party A’s business reputation or cause other damage, Party B shall eliminate such impact on Party A and assume the liability for compensation. In case Party A has to assume the legal liability to a third party for this reason, Party A shall have right to make recourse from Party B after assumption of such liability.

4.14    Any commodity Party B provides is incompliant with any provisions in this clause shall be deemed as non-conforming commodity. Party A shall have right to return such commodity to Party B, with freight borne by Party B. In case Party A is damaged, Party B shall be liable for compensation.

Article V.  Delivery and Acceptance

5.1           Specified delivery time and place, and the commodity sale schedule shall be set forth in List of Commodities to be Purchased executed for each schedule by both parties.

5.2           Party A will not accept any commodities other than those agreed in List of Commodities to be Purchased. In case the commodities provided by Party B is beyond the agreed scope, even such commodities have been delivered to the delivery place and whether Party A is informed or not, Party A will have no obligation of custody or return.

5.3           The commodities provided by Party B shall be delivered to the receiving place designated by Party A at agreed time. When the commodities reach such place, Party A shall assign dedicated staffs to make preliminary counting and acceptance on the commodities on the base of the delivery list, packing list and logistics information provided by Party B. when the actual delivery is found inconsistent with the aforesaid base, Party B shall make verification within three days upon receipt of notification from Party A. In case Party B fails to make such verification within such time limit, it shall be deemed that Party B accepts the data of Party A’s acceptance.

5.4           Party A shall, within seven (7) to ten (10) working days upon receipt of commodities from Party B, carry out inspection on, among others, the volume and quality and packing of the commodities, and inform Party B of the volume, quality and packing of the commodities that do not conform to the agreement. Party B shall have the obligation to make verification and confirmation on the data of such commodities within seven working days upon receipt of Party A’s notification. In case Party B fails to verify such data in time, it shall be deemed that Party B will recognize the data of such non-conforming commodities determined unilaterally by Party A.

5.5           In case Party B fails to verify the commodity data with Party B within the time limit specified in the preceding paragraph, the non-conforming commodities determined in the statistic made unilaterally by Party A will be returned to Party B through consignment and the risks in goods loss, destruction and damage will be transferred to Party B when Party A delivers the commodities to the carrier.

5.6           Acceptance of commodities by Party A shall not represent entirely conformity of the commodities provided by Party B to the delivery standards. In case Party A finds occurrence specified in Article 4.1.1 to Article 4.1.14 hereof to the commodities, it may return the commodities or /and require Party B for replacement at any time at the expenses of Party B.

Article VI Transportation Expense

6.1           Transport fee and transport insurance premium for Party B’s shipment of samples and commodities shall be borne by Party B;

6.2           Transport fee and transport insurance premium for return of commodities shall be borne by Party A.

6.3           In case the transportation of commodities are fully under the obligation of Party A, the liability for actual transportation expenses shall be agreed by both parties separately and in this case, the aforesaid two paragraphs shall not apply.

Article VII. Quotation and Preference of Commodities

7.1           For the commodities Party B provides to Party A, retail prices of the salable commodities (quoted prices) shall be set in the List of Commodities to be Purchased and if such retail prices are inconsistent among different locations, the lowest of all the retail prices shall prevail.

7.2           Price tag for each commodity Party B provides to Party A shall be consistent with the retail price of the salable commodity set in the List of Commodities to be Purchased and shall also be consistent with the quoted price it provides to the third party and public retail price in the markets; otherwise, Party A shall have right to require Party B to pay Party A penalty for breach of contract in amount of ten times of the commodity value falsely reported.

7.3           Preference in supply price Party B grants to Party A shall not be less than preference Party B grants to other third parties. In case Party B grants a preference to Party A less than that to a third party, Party A shall be entitled to such similar preference and to recovering the overpaid part of payment to Party A.

7.4           In case retail price Party B offers to Party A is less than that of the salable commodity, the supply price of the commodity shall be less than Party A’s sale price in principle. Detailed price standards shall be determined by both parties and set forth in the List of Commodities to be Purchased.

Article VIII Return of Commodities

8.1           Party A shall have right to return to Party B the defective and disqualified commodities unconditionally.

8.2           Party A shall have right to return to Party B the other unsold conforming commodities during each sale schedule and Party B agrees to handle such return at the supply price set forth in the List of Commodities to be Purchased.

8.3           During the cooperation period, if the online sale schedule of the commodity is not agreed or agreed explicitly, Party A shall have right to get the commodities offline and stop sale at any time, and return to Party B the unsold commodities, Party B agrees to handle such return at the supply price set forth in the List of Commodities to be Purchased.

8.4           In principle, the defective and disqualified commodities can be returned prior to the commencement date of each sale schedule, or together with the unsold commodities after the end of sale schedule. Conforming commodities will be returned within fifteen working days upon the end of each sale schedule.

8.5           Reconciliation of data: Party B shall complete the counting and confirmation of data within three (3) working days upon receipt of the returned commodities. In case Party B has no objection to such data, it shall inform Party A in writing. If no objection is raised within the aforesaid time limit, it shall be deemed that Party B has no objection to such return; in this case, both parties shall make settlement on the basis of such data.

Article IX Settlement for Commodities

9.1           Party A shall, after the end of each sale schedule, prepare the Statement of Commodity Settlement based on the receipt data and return data for the current schedule and send such statement to Party B. In case of objection to the Statement of Commodity Settlement, Party B shall raise such objection within five days upon receipt of the Statement of Commodity Settlement. If no objection is raised within the time limit, it shall be deemed that Party B has no objection to the Statement of Commodity Settlement.

9.2           Party B shall issue VAT invoice at the tax rate of 17% in full amount of settlement of payment to Party A. Party A shall pay Party B the payment for commodities through bank transfer within five working days after receiving and verifying the invoice.

Article X. After-sale Service of Commodities

10.1            In case any property damages is caused by the commodity that is bought from Party A and supplied from Party B, after handling the return as required by the consumer, Party A shall have right to return such commodity to Party B.

10.2           In case a consumer buys from Party A the commodity supplied form Party B that are covered by “repair, replacement and return are guaranteed” specified by the State or undertaken by Party B, after handling the return as required by the consumer, Party A shall have right to return such commodity to Party B.

10.3            In case a consumer buys from Party A the commodity supplied form Party B and such commodity cannot be used normally after two times of repair during the warranty period, after handling the return as required by the consumer, Party A shall have right to return such commodity to Party B.

10.4            In case a consumer buys from Party A the commodity supplied form Party B and such commodity is held non-conforming by the competent administrative authority, after handling the return as required by the consumer, Party A shall have right to return such commodity to Party B.

10.5            In case of return of commodity by the consumer due to quality problem of the commodity, Party A shall have right, at its own discretion, to handle such return with the commodity of the same type that has not been sold out for the consumer and make the corresponding deduction from the sales for commodity.

10.6            Procedures for return in after-sale service

1.              Party A submits “Return Sheet” to Party B, informing Party B of the name, specification, packing, volume, price, time and place of the commodity to be returned.

2.              Party B picks up the commodity specified in the Return Sheet from Party A’s operation place or logistics center and confirms by signature or affixture of seals by Party B’s authorized staffs within five working days upon receipt of the Return Sheet.

3.              In case Party B fails to pick up the returned commodity mentioned in this clause within the specified time limit, and fails to send Party A the postponed pick-up notification in writing or entrusts Party A for consignment, Party A shall have right to dispose such returned commodity at its own discretion and possess the proceeds from such disposal and make deduction of payment for such returned commodity from the payment for commodities to be made Party B.

4.              At no time shall Party B reject the return on the ground of payment of commodities or a lawsuit as long as such return conforms to the conditions for return of commodity.

5.              Submission of “Return Sheet” by Party A to Party B shall include without limitation:

(1)         fax: submission shall be deemed as delivered after one hour since Party A transmits the Return Sheet to Party B’s fax machine.

(2)         E-mail: submission shall be deemed as delivered at the time when Party A sends the Return Sheet to the email address designated by Party B.

(3)         Express Delivery: submission shall be deemed as delivered when any staff of Party B sign off the acknowledge of receipt; if Party B rejects, submission shall be deemed as delivered when Party A obtain the rejection evidence from the delivery agency and the delivery date shall be the day when the delivery agency makes delivery.

(4)         Registered mail: submission shall be deemed as delivered when any staff of Party B sign off the acknowledge of receipt; if Party B rejects, submission shall be deemed as delivered when Party A obtain the rejection evidence from the post office and the delivery date shall be the day when the post office makes delivery or notification.

Article XI. Confidentiality

11.1    Business secret: Any information with regard to this Contract and any disclosed or undisclosed technical and operational information of either party obtained or known during the performance, including but not limited to product plan, sale plan, incentive policy, client information, financial information, trading data, operational system, and non-patented technology, design, process, technical data, manufacturing process, information source, etc, shall be the business secret of both parties.

11.2    Confidentiality: Both parties and their employees have the obligation of confidentiality for the business secret to each other. Without prior written consent from the other party, neither party may disclose it to a third party at any time, or use if for any purposes other than this Contract. Both parties shall take all reasonable measures to prevent the other’s business secret from being distributed, transmitted, disclosed, copied, misused or accessed to by irrelevant persons. In case the above information needs to be provided to employees of both parties for purpose of performing this Contract, both parties shall guarantee that such employees will strictly perform the confidentiality obligations under this Contract.

11.3    In case one party or its employees violate the above confidentiality provisions, the breaching party shall pay the observant party a penalty for breach in amount of RMB 100,000; if such penalty is insufficient to make up for the losses the observant party incurs, the breaching party shall also be liable for compensation.

11.4    After cancellation or termination of this Contact, both parties shall return or destroy the relevant data provided by the other party at the expense of the destroying party.

11.5    This clause shall survive the expiration, invalidity, alteration or cancellation of this Contract.

Article XII Liability for Breach

12.1    In case one party violates any provisions of this Contract and appendixes hereto during the period of this Contract and thus causes losses in interests to the other party, the latter shall have right to inform the former in writing after the occurrence of such violation, requiring it to make rectification and compensation. In case the observant party incurs any expenses, expenditure, liabilities or losses arising from violation of this Contract by the breaching party, the breaching party shall assume the liability and make compensation to keep the observant party undamaged.

12.2    Party B must guarantee that the commodities it provides can be normally sold by Party A and will not be claimed for rights on or raised objection to by any third party. In case any third party raises objection to or claims for rights on the commodities and thus hinders Party A’s independent sale behaviors, Party B shall negotiate directly with such third party till the issue is resolved. In case no resolution is made while Party A is precluded from its sale, Party B shall handle the return or purchase at the supply price (set out in List of Commodities to be Purchased) all unsold products Party A purchased. In case a third party claims for rights and thus causes losses to Party A, Party B shall be liable for compensation.

12.3    In case there is complaint or lawsuit that is instituted against Party A and Party A bears the liability due to quality defects of the commodities provided by Party B, Party B shall bear all the losses Party A incurs, including but not limited to compensation, penalty, lawsuit fee, attorney fee for the lawyer employed by Party A and other losses.

12.4    If the quoted price (on the price tag) Party B grants to Party A is not the lowest market price in Chinese domestic markets, Party B will pay Party A penalty for breach of contract in amount of ten times the balance between such quoted price and the lowest market price for each commodity. In case this causes losses to or adverse impact on Party A, Party A will have right to terminate this Contract with immediate effect. In addition to the above liability for breach, Party B shall also compensate Party A for the actual losses and the expected loss in profit.

12.5    In case Party B violates any provisions in Article IV of this Contract, Party A shall have right to cancel this Contract and require Party B to bear the liability for compensation.

12.6    In case Party B fails to make out invoice to Party A in accordance with Article 9.2, Party A shall have right to reject to pay for the commodities and to deduct taxes from the payment for commodities.

12.7    In case Party B fails to deliver Party A the commodities at the agreed time and place, Party A shall have right to reject such delivery and to request Party B to pay the penalty for breach of contract in amount of 30% of the total payment for such supply.

12.8    In case the non-conformity rate of the commodities Party B delivers is higher than 30%, Party A shall have right to return to Party B all the commodities (with transportation fee for such return borne by Party B) and Party B shall, in advance of seven working days prior to the agreed sale schedule, re-pack such batch of commodities in accordance with Party A’s standards. In case of damage to Party A arising herefrom, Party B shall be liable for compensation. In case Party B fails to re-supply commodities to Party A within the seven working days prior to the agreed sale schedule, or the re-supplied commodities have a non-conformity rate still higher than 30%, Party A shall have right to cancel this supply. If Party B has collected deposit, it shall repay Party A at double of such deposit. If Party A has not collected deposit, it shall pay Party A penalty for breach of contract in amount of 30% of the total payment for supply of the commodities in such batch of List of Commodities to be Purchased.

12.9    In case Party A has paid Party B a deposit before the sale, such deposit shall be deducted from the payment for supply. If the deposit is higher than such payment, Party B shall make full repayment within fifteen working days after the settlement between both parties. If Party B fails to make such repayment, it shall pay Party A penalty for breach of contract in amount of 1% of the un-repaid amount for each delayed day till the repayment is made in full.

12.10                 In case Party B fails to perform its obligation of supply in accordance with List of Commodities to be Purchased entered between both parties, if it has collected deposit, it shall repay Party A in double; if it has not collected deposit, it shall pay Party A penalty for breach of contract in amount of 30% of the total payment for supply.

Article XIII Force Majeure

13.1    “Force Majeure” refers to the event beyond the reasonable control, unforeseeable or even foreseeable but unavoidable by both parties that hinders, impacts or delays full or part of the obligation of either party under this Contract. Such event shall include without limitation policy adjustment, governmental act, natural disaster, war or any other similar events.

13.2    In case of occurrence of Force Majeure, the knowing party shall notify the other party in writing in a timely and adequate manner, informing the other party of potential impact on this Contract by the Force Majeure, and provide the relevant evidence within the reasonable time limit.

13.3    In case the above Force Majeure precludes this Contract being fully or partially performed, both parties will not bear the liability for breach of contract to each other.

Article XIV Forbid Business Bribery

14.1    Party B guarantees that it will not pay business bribe to Party A’s staffs during the business course.

14.2    In case Party B violates the provisions in this clause, Party A shall have right to consider Party B’s behavior to have a serious impact on the continued performance of this Contract and damage Party A’s legitimate rights and interests, that is, Party B breaches this Contract; in this case, Party A shall have right to unilaterally cancel this Contract and require Party B to pay a penalty for breach of contract in amount of RMB 50,000; and Party B shall also pay Party A the actual losses (if any) to Party A.

14.3    Party B guarantees that during the business transactions between both parties, it will not commit business bribe disguised in the name of lending money or property to Party A’s staffs; otherwise, such lending shall be treated as business bribe.

14.4    Business bribe mentioned in this clause shall refer to a behavior where Party B use property or other means to bribe Party A’s staffs in order that it can supply goods (materials) or provide service to, or purchase materials from Party A.

14.5    “Property” mentioned in this clause shall refer to cash or articles and items with cash value, “other means” shall include without limitation secret payment of rebate, commission or benefit in any ways or promise to offer benefits.

14.6    “Party A’s staffs” mentioned in this clause shall include Party A’s employees as well as other persons carrying out business on behalf of Party A.

14.7    In case Party A’s staffs request benefits from Party B, Party B shall lodge the complaint with Party A and provide relevant evidence to Party A to assist with Party A in the investigation and punishment; otherwise, Party A shall have right to prosecute liability from Party B in accordance with Article II of this Contract.

14.8    Party A sets a dedicated hot line for receipt of complaint from Party B: 020-22330080, contact person: Hong Meijuan.

Article XV. Assignment

15.1                Without consent from Party A, Party B shall not assign the rights and obligations under this Contract, in whole or in parts, to any third party. In case Party A consents such assignment, Party B shall be liable for guarantee jointly and severally with the assignee as for the rights and obligations hereunder.

Article XVI. Contract Term

16.1    This Contract shall have an effective period from September 1, 2013 to December 31, 2014. All transactions between both parties taking place within this Contract Term shall be governed by this Contract. In case no written objection is lodged by either party till the expiration of this Contract and both parties remain their cooperation, both parties are willing to be bound upon by this Contract before new contract is entered into between both parties.

Article XVII Dispute Settlement

17.1            This Agreement shall be governed by and interpreted in accordance with laws of the People’s Republic of China.

17.2            In case of any disputes arising from or in connection with this Contract, they shall be settled through friendly negotiation between both parties. Where such negotiation does not work, a lawsuit may be submitted with the people’s court of performance place of this contract, that is, where Party A is located.

Article XVIII Miscellaneous

18.1     This Contact shall be applicable to the cooperation between the following companies with Party B:

Vipshop Information Technology Co., Ltd.

Vipshop (Zhuhai) E-commerce Co., Ltd.

Vipshop (Kunshan) E-commerce Co., Ltd.

Vipshop (Jianyang) E-commerce Co., Ltd.

Vipshop (Tianjin) E-commerce Co., Ltd.

Vipshop (Foshan) E-commerce Co., Ltd.

Vipshop (Hubei) E-commerce Co., Ltd.

List of Commodities to be Purchased for each sale schedule entered into by both parties during the Contract Term shall form an integrated part of this Contract and shall be bound upon by the provisions of this Contract.

18.2    Supply price mentioned in this Contract and List of Commodities to be Purchased shall refer to the settlement price for payment for commodities and shall form the basis for such settlement. However, the settlement amount for the commodities shall be, after completion of each sale schedule, the product of the actual purchase volume of Party A on the Statement of Commodity Settlement confirmed by both parties (the balance of receipt volume minus return volume) multiplied by the supply price of each commodity shall be the final settlement amount.

18.3    The retail price of salable commodity in this Contract and List of Commodities to be Purchased shall be the market sale price of such commodity, which shall be consistent with the price on the price tag.

18.4   Discounted standard sale price referred to in this Contract and List of Commodities to be Purchased shall be the price at which Party A sells the commodity.

18.5    Discount rate shall be the ratio of retail price of salable commodity to discounted standard sale price.

18.6    Commodity sale schedule referred to in this Contract and List of Commodities to be Purchased shall be the period where, as determined by both parties through negotiation, the commodities are sold to consumers though internet.

18.7    In case Party A needs supplementation or replacement of commodities, the respective provisions in this Contract shall be applied.

18.8    Name of this Contract and all titles herein are for the convenience of reading, which shall not form the base for interpretation of this Contract and shall be disregarded when it comes to interpretation of this Contract.

18.9    No alteration shall be made to any terms of this Contract and any alteration shall be held invalid.

18.10                 This Contract shall take effect since both parties sign and affix official seals. As for matters not mentioned herein, both parties may negotiate and enter into supplementary agreement. Supplementary agreement shall have the same legal validity with this Contract.

18.11                 This Contract is made in quadruplicate, with Party A holding three copies and Party B holding one copy.

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Party A(seal): /s/ Vipshop (China) Co., Ltd.	Party B: /s/ Mecox Lane E-Commerce (Shanghai) Co., Ltd.
(Seal of Vipshop (China) Co., Ltd. affixed)	(Seal of Mecox Lane E-Commerce (Shanghai) Co., Ltd. affixed)
Contact person: He Jiaqian	Party B: Cao Chengcheng
Tel: 13917978660	Tel: 13764469583
Email: Nicole.he@vipshop.com	Email: caochengcheng@mecoxlane.com
Signing representative: He Jiaqian	Signing representative: Cao Chengcheng
Date: August 10th, 2013	Date: August 26th, 2013

Supplementary Agreement

Party A: Vipshop (China) Co. Ltd.

Party B: Mecox Lane E-Commerce (Shanghai) Co., Ltd.

Whereas: Party A and Party B have entered into Commodity Purchase and Sale Contract (hereinafter referred to as Original Contract) with regard to Vipshop, the following terms are entered into by and between both parties through friendly negotiation in order to adjust the Original Contract :

1.              8.1 Party A shall have right to return to Party B the defective and disqualified commodities unconditionally.

Shall be changed into: Party A shall have right to return to Party B the defective and disqualified commodities unconditionally except those that are damaged by human fault or Party A’s improper custody.

2.              9.1 Party A shall, after the end of each sale schedule, prepare the Statement of Commodity Settlement based on the receipt data and return data for the current schedule and send such Statement to Party B. In case of objection to the Statement of Commodity Settlement, Party B shall raise such objection within five days upon receipt of the Statement of Commodity Settlement. If no objection is raised within the time limit, it shall be deemed that Party B has no objection to the Statement of Commodity Settlement.

Shall be changed into: Party A shall, after the end of each sale schedule, prepare the Statement of Commodity Settlement based on the receipt data and return data for the current schedule and send such Statement to Party B. In case of objection to the Statement of Commodity Settlement, Party B shall raise such objection within five working days upon receipt of the Statement of Commodity Settlement. If no objection is raised within the time limit, it shall be deemed that Party B has no objection to the Statement of Commodity Settlement.

3.              Provisions in Article 10.6.3 of the Original Contract “In case Party B fails to pick up the returned commodity mentioned in this clause within the specified time limit, and fails to send Party A the postponed pick-up notification in writing or entrusts Party A for consignment, Party A shall have right to dispose such returned commodity at its own discretion and possess the proceeds from such disposal and make deduction of payment for such returned commodity from the payment for commodities to be made Party B.” shall be deleted after mutual consent from both parties.

4.              12.7 In case Party B fails to deliver Party A the commodities at the agreed time and place, Party A shall have right to reject such delivery and to request Party B to pay the penalty for breach of contract in amount of 30% of the total payment for such supply.

Shall be changed into: 12.7 In case Party B fails to deliver Party A the commodities at the agreed time and place, Party A shall have right to reject such delivery and to request Party B to pay the penalty for breach of contract in amount of 20% of the total payment for such supply.

5.            12.8 In case the non-conformity rate of the commodities Party B delivers is higher than 30%, Party A shall have right to return to Party B all the commodities (with transportation fee for such return borne by Party B), Party B shall, in advance of seven working days prior to the agreed sale schedule, re-pack such batch of commodities in accordance with Party A’s standards. In case of damage to Party A arising herefrom, Party B shall be liable for compensation. In case Party B fails to re-supply commodities to Party A within the seven working days prior to the agreed sale schedule, or the re-supplied commodities have a non-conformity rate still higher than 30%, Party A shall have right to cancel this supply. If Party B has collected deposit, it shall repay Party A at double of such deposit. If Party A has not collected deposit, it shall pay Party A penalty for breach of contract in amount of 30% of the total payment for supply of the commodities in such batch of List of Commodities to be Purchased.

Shall be changed into: 12.8 In case the non-conformity rate of the commodities Party B delivers is higher than 30%, Party A shall have right to return to Party B all the commodities (with transportation fee for such return borne by Party B), Party B shall, in advance of seven working days prior to the agreed sale schedule, re-pack such batch of commodities in accordance with Party A’s standards. In case of damage to Party A arising herefrom, Party B shall be liable for compensation. In case Party B fails to re-supply commodities to Party A within the seven working days prior to the agreed sale schedule, or the re-supplied commodities have a non-conformity rate still higher than 30%, Party A shall have right to cancel this supply. If Party B has collected deposit, it shall repay Party A at double of such deposit. If Party A has not collected deposit, it shall pay Party A penalty for breach of contract in amount of 20% of the total payment for supply of the commodities in such batch of List of Commodities to be Purchased.

6.              12.9 In case Party A has paid Party B a deposit before the sale, such deposit shall be deducted from the payment for supply. If the deposit is higher than such payment, Party B shall make full repayment within fifteen working days after the settlement between both parties. If Party B fails to make such repayment, it shall pay Party A penalty for breach of contract in amount of 1% of the un-repaid amount for each delayed day till the repayment is made in full.

Shall be changed into: 12.9 In case Party A has paid Party B a deposit before the sale, such deposit shall be deducted from the payment for supply. If the deposit is higher than such payment, Party B shall make full repayment within fifteen working days after the settlement between both parties. If Party B fails to make such repayment, it shall pay Party A penalty for breach of contract in amount of 0.05% of the un-repaid amount for each delayed day till the repayment is made in full.

7. 12.10    In case Party B fails to perform its obligation of supply in accordance with List of Commodities to be Purchased entered between both parties, if it has collected deposit, it shall repay Party A in double; if it has not collected deposit, it shall pay Party A penalty for breach of contract in amount of 30% of the total payment for supply.

Shall be changed into: 12.10 In case Party B fails to perform its obligation of supply in accordance with List of Commodities to be Purchased entered between both parties, if it has collected deposit, it shall repay Party A in double; if it has not collected deposit, it shall pay Party A penalty for breach of contract in amount of 20% of the total payment for supply.

8.              Party A undertakes that (1) Party A will respect the intellectual property rights, like trademarks, to /on the commodities Party B provides; if Party A needs to repack the commodities it sells, Party A shall not remove or cover the original trademarks of such commodities; (2) Party A will not commit any behaviors that may damage Party B’s reputation or endanger the original trademark value of the commodities; otherwise, Party B shall have right to cancel this Contract and cease supply immediately; meanwhile, Party B can require that all its commodities stored in Party A’s warehouses be returned to the warehouse designated by Party B(whether such commodities are ordered by consumers or not), with all liabilities and losses to be borne by Party A.

9.              This Supplementary Agreement is an integrated part to this Original Contract. In no event shall this Supplementary Agreement be interpreted by separating with the Original Contract. In case of conflict with the Original Contract, this Supplementary Agreement shall prevail.

10.       This Supplementary Agreement is made in triplicate, with Party A and Party B holding one copy each. It shall take effect since both parties affix their official seals on it.

Party A (seal):	Party B (seal):
(Seal of Vipshop (China) Co., Ltd. affixed)	(Seal of Mecox Lane E-Commerce (Shanghai) Co., Ltd. affixed)
Representative (signature):	Representative (signature):
Date:	Date: